SHAREHOLDER ACCOUNT SERVICES AGREEMENT BETWEEN

FENIMORE ASSET MANAGEMENT, INC. AND

FAM SHAREHOLDER SERVICES, INC.

INSTITUTIONAL SHARES

AGREEMENT dated as of September 14, 2020 between Fenimore Asset Management, Inc. a New York corporation (“Fenimore”) and FAM Shareholder Services Inc., a New York corporation (“FSS”), with respect to the Institutional Shares of Fenimore Asset Management Trust, a Massachusetts business trust (the “Trust”), and its investment series listed on Schedule A hereto (the “Funds”).

W I T N E S S E T H:

That for and in consideration of the mutual promises hereinafter set forth, Fenimore and FSS agree as follows:

1. Appointment of FSS. Fenimore hereby appoints and constitutes FSS to serve as a shareholder account servicing agent for the Institutional Shares of the Funds, and FSS accepts such appointment and agrees to perform the duties hereinafter set forth.

2. Compensation.

(a) Fenimore will compensate or cause FSS to be compensated for the performance of its obligations hereunder in accordance with the fees set forth in the written schedule of fees annexed hereto as Schedule B and incorporated herein. Schedule B does not include out-of-pocket disbursements of FSS for which FSS shall be entitled to bill Fenimore for separately. FSS will bill Fenimore as soon as practicable after the end of each calendar month, and said billings will be detailed in accordance with Schedule C. Fenimore will promptly pay to FSS the amount of such billing.

Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket expenses annexed hereto as Schedule C and incorporated herein. Schedule C may be modified by FSS upon not less than 30 days’ prior written notice Fenimore. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by FSS in the performance of its obligations hereunder. Reimbursement by Fenimore for expenses incurred by FSS in any month shall be made as soon as practicable after the receipt of an itemized bill from FSS.

(b) Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule B of this Agreement a revised Fee Schedule.

3. Documents. In connection with the appointment of FSS, Fenimore shall, on or before the date this Agreement goes into effect, but in any case, within a reasonable period of time for FSS to prepare to perform its duties hereunder, deliver or cause to be delivered to FSS the following documents:

(a) All account application forms and other documents relating to Institutional Class Shareholder accounts or to any plan, program or service offered by the Funds;

(b) All documents and papers necessary under the laws of New York, under the Trust’s Declaration of Trust, and as may be required for the due performance of FSS’s duties under this Agreement or for the due performance of additional duties as may from time to time be agreed upon between Fenimore and FSS.

4. Duties of FSS. FSS shall be responsible for performing shareholder account and administrative agent functions in connection with the Funds’ Institutional Shares. The operating standards and procedures to be followed shall be determined from time to time by agreement between Fenimore and FSS. Without limiting the generality of the foregoing, FSS agrees to perform the specific duties listed on Schedule D.

5. Recordkeeping and Other Information. FSS shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations.

6. Other Duties. In addition, FSS shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between Fenimore and FSS. Such other duties and functions shall be reflected in a written amendment to Schedule D, and the compensation for such other duties and functions shall be reflected in a written amendment to Schedule B.

7. Acts of God, etc. FSS will not be liable or responsible for delays or errors by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown beyond its control, flood or catastrophe, acts of God, insurrection, war, riots or failure beyond its control of transportation, communication or power supply.

8. Duty of Care and Indemnification. Fenimore will indemnify FSS against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the bad faith or negligence of FSS, and arising out of, or in connection with, its duties hereunder.

In any case in which Fenimore may be asked to indemnify or hold FSS harmless, Fenimore shall be advised of all pertinent facts concerning the situation in question and FSS will use reasonable care to identify and notify Fenimore promptly concerning any situation which presents or appears likely to present a claim for indemnification against Fenimore. Fenimore shall have the option to defend FSS against any claim which may be the subject of this indemnification, and, in the event that Fenimore so elects, such defense shall be conducted by counsel chosen by Fenimore and satisfactory to FSS, and thereupon, Fenimore shall take over complete defense of the claim and FSS shall sustain no further legal or other expenses in such situation for which it seeks indemnification under this Section 8. FSS will not confess any claim or make any compromise in any case in which Fenimore will be asked to provide indemnification, except with Fenimore’s prior written consent. The obligations of the parties hereto under this Section shall survive the tem1ination of this Agreement.

9. Term and Termination.

(a) This Agreement shall be effective as of the date first written above and shall remain in effect until terminated.

(b) Either party hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice.

10. Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

11. Subcontracting. Fenimore agrees that FSS may, in its discretion, subcontract for certain of the services described under this Agreement or the Schedules hereto; provided that the appointment of any such agent shall not relieve FS S of its responsibilities hereunder.

12. Miscellaneous.

(a) Any notice or other instrument authorized or required by this Agreement to be given in writing to Fenimore or FSS shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To Fenimore:

Fenimore Asset Management, Inc.

384 North Grand Street

Cobleskill, New York 12043

Attn: President

To FSS:

FAM Shareholder Services, Inc.

384 North Grand Street

Cobleskill, New York 12043

Attn: President

(b) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

(c) This Agreement shall be construed in accordance with the laws of the State of New York.

(d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

(e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers thereunder duly authorized as of the day and year first above written.

FENIMORE ASSET MANAGEMENT, INC.

By:	/s/ Thomas O. Putnam
Name: Thomas O. Putnam
Title: CFO

FAM SHAREHOLDER SERVICES, INC.

By:	/s/ Debra Pollard
Name: Debra Pollard
Title: President

Schedule A

THE FUNDS

FAM Value Fund

FAM Dividend Focus Fund

FAM Small Cap Fund

Schedule B

FEES

For shareholder account administrative services:	0.01% (accrued daily and payable monthly based upon the average daily net assets of the Institutional Shares of each respective Fund that are serviced by Fenimore)

Schedule C

OUT-OF-POCKET EXPENSES

Fenimore shall reimburse FSS monthly for the following out-of-pocket expenses:

●	postage and mailing

●	forms

●	outgoing wire charges

●	telephone and telecommunications costs

●	courier services

●	Federal Reserve charges for check clearance

●	if applicable, magnetic tape and freight

●	retention of records

●	microfilm/microfiche

●	stationery

●	insurance

●	if applicable, terminals, transmitting lines and any expenses incurred in connection with such terminals and lines

●	all other miscellaneous expenses reasonably incurred by FSS

In addition, Fenimore will promptly reimburse FSS for any other expenses incurred by FSS as to which Fenimore and FSS mutually agree that such expenses are not otherwise properly borne by FSS as part of its duties and obligations under the Agreement.

Schedule D

DUTIES

The types of shareholder account services with respect to Institutional Class Shares of the Funds which may be compensated pursuant to this Agreement include, but are not necessarily limited to, the following:

1.	Answering shareholder inquiries of a general nature regarding the Funds;

2.	Responding to shareholder requests for Statutory Prospectuses, Summary Prospectuses, Statements of Additional Information, and other Fund documents;

3.	Assisting shareholders in establishing and maintaining shareholder accounts and records;

4.	Assisting shareholders in changing account options, account designations and account addresses; and

5.	Providing such other shareholder account administrative services as may be reasonably requested and which are deemed necessary and beneficial to the holders of the subject Institutional Shares.